UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2014

Great Lakes Dredge & Dock Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-33225	20-5336063
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2122 York Road

Oak Brook, Illinois 60523

(Address of Principal Executive Offices)

(630) 574-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Sixth Amendment to Credit Agreement

In connection with the acquisition of Magnus Pacific Corporation (as further described in Item 2.01 under “Acquisition of Magnus Pacific Corporation”) and the Term Loan Facility (as defined and further described below in this Item 1.01 under “ATB Term Loan Facility”), on November 4, 2014 Great Lakes Dredge & Dock Corporation (the “Company”) entered into the sixth amendment (“Sixth Amendment”) to the Company’s senior revolving credit facility dated June 4, 2012 with Wells Fargo Bank, National Association, as administrative agent, and the other lenders party thereto, as amended (the “Credit Agreement”). The Sixth Amendment amends the Credit Agreement to:

•	permit the entrance into the Term Loan Facility and incurrence of liens securing the Term Loan Facility, subject to certain restrictions and conditions;

•	permit voluntary prepayments of the Term Loan Facility so long as, after giving effect to any such voluntary prepayment, the Company’s total leverage ratio is less than or equal to 3.00 to 1.00 and its fixed charge coverage ratio is greater than or equal to 1.25 to 1.00;

•	permit the acquisition of Magnus Pacific Corporation (including the issuance of the Promissory Note as defined in Item 2.01 under “Acquisition of Magnus Pacific Corporation”) without diminishing the amount currently available under the Credit Agreement for additional “Permitted Acquisitions” (as defined in the Credit Agreement);

•	exclude the potential earnout obligation of the Company in connection with the acquisition of Magnus Pacific Corporation of up to $11.4 million from “Indebtedness” (as defined in the Credit Agreement) and the total leverage ratio under the Credit Agreement; and

•	permit the issuance of up to an additional $50 million in aggregate principal amount of the Company’s currently outstanding 7.375% senior notes due 2019.

The foregoing description of the Sixth Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text thereof, which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ATB Term Loan Facility

On November 4, 2014, the Company entered into a new senior secured term loan facility consisting of a term loan in an aggregate principal amount of $50 million (the “Term Loan Facility”) pursuant to a Loan and Security Agreement (the “Loan Agreement”) by and among the Company, as borrower, Great Lakes Dredge & Dock Company, LLC, a wholly-owned subsidiary of the Company (“Great Lakes LLC”), as Guarantor, the lenders party thereto from time to time (the “Lenders”) and Bank of America, N.A., as administrative agent (the “Administrative Agent”). Pursuant to the Loan Agreement, the Company borrowed an aggregate principal amount equal to $50 million, less closing fees and expenses and a $2.64 million holdback amount to be held by the Administrative Agent and released to the Company upon completion of the reclamation and refurbishment of certain pledged equipment. The proceeds from the Term Loan Facility will be used for the working capital and general corporate purposes of the Company and its subsidiaries, including to repay borrowings under the Credit Agreement made to finance the construction of the Company’s dual mode articulated tug/barge trailing suction hopper dredge. The Term Loan Facility has a term of 5 years.

The borrowings under the Term Loan Facility bear interest at a fixed rate of 4.655% per annum. If an event of default occurs under the Loan Agreement, the interest rate will increase by 2.00% per annum during the continuance of such event of default.

The Term Loan Facility provides for monthly amortization payments, payable in arrears, commencing on December 4, 2014, at an annual amount of (i) approximately 10% of the principal amount of the Term Loan Facility during the first two years of the term, (ii) approximately 20% of the principal amount of the Term Loan Facility during the third and fourth years of the term, and (iii) approximately 25% of the principal amount of the Term Loan Facility during the final year of the term, with the remainder due on the maturity date of the facility.

The Loan Agreement includes customary representations, affirmative and negative covenants and events of default for financings of this type and includes the same financial covenants that are currently set forth in the Credit Agreement.

The Term Loan Facility includes usual and customary mandatory prepayment provisions for transactions of this type that are triggered by the sale or total loss of any of the collateral securing the Term Loan Facility, or if it becomes unlawful or impossible for any Lender to continue to maintain its loan to the Company under the Term Loan Facility. In addition, the Company may optionally prepay the Term Loan Facility in whole or in part at any time, subject to a minimum prepayment amount of $7.5 million. All prepayments, other than as a result of illegality or impossibility on the part of any Lender, are subject to a prepayment fee of: (i) 2.00% of the principal amount prepaid if the prepayment is prior to the first anniversary of the closing date of the Term Loan Facility (the “Closing Date”); (ii) 1.50% of the principal amount prepaid if the prepayment is on or after the first anniversary, but prior to the second anniversary, of the Closing Date; (iii) 1.00% of the principal amount prepaid if the prepayment is on or after the second anniversary, but prior to the third anniversary, of the Closing Date, (iv) 0.75% of the principal amount prepaid if the prepayment is on or after the third anniversary, but prior to the fourth anniversary, of the Closing Date, and (v) 0.25% of the principal amount prepaid if the prepayment is on or after the fourth anniversary, but prior to the date that is six months prior to the fifth anniversary, of the Closing Date. There is no prepayment penalty on or after the date that is six months prior to the fifth anniversary of the Closing Date.

The Company’s obligations under the Term Loan Facility are guaranteed by Great Lakes LLC. The Term Loan Facility is secured by a first priority lien on certain unencumbered vessels and equipment of Great Lakes LLC and any intellectual property necessary for the operation of such equipment.

The information set forth in Item 2.01 (with respect to the Acquisition Agreement of this Current Report on Form 8-K) is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Acquisition of Magnus Pacific Corporation

On November 4, 2014, Great Lakes Environmental and Infrastructure Solutions, LLC (“GLEIS LLC”) , a wholly-owned subsidiary of the Company entered into and consummated a Share Purchase Agreement (the “Acquisition Agreement”) with Magnus Pacific Corporation, a California corporation (“Magnus”), and former Magnus shareholders (each a “Shareholder”) pursuant to which GLEIS LLC purchased all of the shares of Magnus for an aggregate purchase price of approximately $50.0 million, subject to a customary working capital adjustment. Magnus is engaged in the business of environmental remediation, geotechnical construction, demolition, and sediments and wetlands construction.

Under the terms of the Acquisition Agreement, the aggregate purchase price of approximately $50.0 million is satisfied by payment of $25.0 million paid at closing, the issuance of a promissory note of approximately $14 million (the “Promissory Note”), and an earnout payment (the “Earnout Payment”). The original principal amount of the Promissory Note will be finally determined within 60 days after the 2014 fiscal year end. Payments on the Promissory Note will be made in two equal installments on January 1, 2017 and January 1, 2018. The Promissory Note shall bear interest at 5% per annum, which shall begin to accrue on January 1, 2015, and shall continue to accrue until payment of the second installment. In the event Magnus does not achieve minimum earnings before interest, taxes, depreciation and amortization, as adjusted (“Adjusted EBITDA”) in the 2015 fiscal year, the principal amount of the Promissory Note will be reduced. The Promissory Note also is subject to reduction based on certain indemnification obligations of the Shareholders under the Acquisition Agreement. The maximum potential aggregate Earnout Payment is $11.4 million and will be determined based on the attainment of combined Adjusted EBITDA targets of Magnus and Terra Contracting Services, LLC, a currently-held wholly-owned subsidiary of the Company (the “Combined EBITDA”) for the year ending December 31, 2019. The Earnout Payment may be paid in cash or shares of the Company’s common stock, at the Company’s option.

GLEIS LLC and the Shareholders made customary representations, warranties and covenants in the Acquisition Agreement and each party has certain indemnification obligations under the Agreement. In addition, Magnus entered into two lease agreements with the Shareholders dated as of the same date as the Acquisition Agreement for office and warehouse space. The leases have five-year terms and are renewable.

The Company issued a press release on November 4, 2014 announcing the consummation of the acquisition of Magnus Pacific Corporation, which is attached hereto as Exhibit 99.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the terms and conditions of the Loan Agreement set forth in Item 1.01 is hereby incorporated by reference into this Item 2.03.

The description of the terms and conditions of the Promissory Note related to the acquisition of Magnus Pacific Corporation set forth in Item 2.01 is hereby incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

Concurrent with the closing of the acquisition of Magnus Pacific Corporation, the Company granted restricted stock unit awards to the Shareholders representing the right to receive, in aggregate, up to 1,500,000 shares of Great Lakes’ common stock. Each award vests on March 31, 2020, subject to the applicable employee’s continuous employment with Great Lakes through such date and satisfaction of certain business milestones.

The restricted stock unit awards are also subject to certain other conditions customary for awards granted by the Company to other employees. The restricted stock unit awards were approved in accordance with NASDAQ Listing Rule 5635(c)(4) as inducement awards. The issuance of shares underlying the restricted stock unit awards is exempt from the registration requirements of the Securities Act of 1933 (the “Act”) by virtue of Section 4(a)(2) of the Act and Regulation D.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of business acquired. The financial statements required to be filed with the Securities and Exchange Commission (the “SEC”) relating to the acquisition of Magnus Pacific Corporation will be filed by amendment to this Current Report on Form 8-K not later than January 18, 2015.

(b) Pro forma financial information. The pro forma financial information required to be filed with the SEC relating to the acquisition of Magnus Pacific Corporation will be filed by amendment to this Current Report on Form 8-K not later than January 18, 2015.

(c) Shell company transactions. None.

(d) Exhibits.

Exhibit No.	Exhibit

Exhibit 10.1	Sixth Amendment to Credit Agreement, dated as of November 4, 2014, by and among Great Lakes Dredge & Dock Corporation, the other Credit Parties party thereto and the other lenders party thereto.

Exhibit 99.1	Press release of Great Lakes Dredge & Dock Corporation dated November 4, 2014 announcing the Acquisition of Magnus Pacific Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT LAKES DREDGE & DOCK CORPORATION

/s/ Mark W. Marinko
Date: November 5, 2014	Senior Vice President and
Chief Financial Officer

3

EXHIBIT INDEX

Number	Exhibit

Exhibit 10.1	Sixth Amendment to Credit Agreement, dated as of November 4, 2014, by and among Great Lakes Dredge & Dock Corporation, the other Credit Parties party thereto and the other lenders party thereto.

Exhibit 99.1	Press release of Great Lakes Dredge & Dock Corporation dated November 4, 2014 announcing the Acquisition of Magnus Pacific Corporation.